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                                                                  EXHIBIT 99.1


                                       FOR MORE INFORMATION, CONTACT:
                                        TMR;      Joseph A. Reeves, Jr. or
                                                  Michael J. Mayell
                                                  (281)558-8080

                                        CEUS;     Michael R. Gilbert or
                                                  Robert P. Murphy
                                                  (214)369-0316


                             -FOR IMMEDIATE RELEASE-

          THE MERIDIAN RESOURCE CORPORATION AND CAIRN ENERGY USA, INC.
                            ANNOUNCE PROPOSED MERGER



         Houston, Texas - July 7, 1997 - The Meridian Resource Corporation (NYSE: TMR) and Cairn Energy USA, Inc. (NASDAQ:CEUS) today announced that they have entered into a definitive merger agreement pursuant to which Cairn would be merged with a subsidiary of TMR.

         The terms of the merger agreement provide for the exchange of 1.08 shares of TMR's Common Stock for each share of Cairn Common Stock in a pooling-of-interests transaction that is expected to be tax free to both companies. TMR would issue approximately 18.9 million shares of its common stock having a value in excess of $234 million based on TMR's closing stock price of $12 5/16 per share on July 3, 1997. The merger is expected to be accretive to 1997 per share cash flow and income, excluding one-time charges relating to expenses associated with the merger.

         On a combined basis, at year-end 1996, both companies had proved reserves of approximately 164 Bcfe with a pre-tax present value of future net cash flows discounted at 10% of approximately $395 million. The merger combines TMR's experience in the application of 3-D seismic exploration in the transition zone and onshore Gulf Coast region with Cairn's similar expertise and attractive portfolio of offshore Gulf of Mexico drilling prospects.

         Joseph A. Reeves, Jr., Chairman of the Board and Chief Executive Office of TMR, said, "The merger of TMR and Cairn will provide the new company with a greater critical mass and additional exploration prospects, which, in turn, will afford excellent opportunities for the shareholders of the combined company. TMR's market capitalization will increase twofold to over $425 million with proved reserves increasing approximately threefold, and the combined company maintains a strong balance sheet. The merger is the extension and expansion of high potential exploration opportunities for two growth-minded companies who are leaders among the independent oil and gas companies in the development of 3-D seismic exploration projects, both with outstanding track records (over 70% combined). This fit of exploration philosophies, highly skilled technical and professional staffs, timing of projects and future exploration activities will provide a unique opportunity for


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growth for the combined company. I sincerely believe that both companies'
shareholders will recognize the benefits of this merger."


         Michael R. Gilbert, President and Chief Executive Officer of Cairn, said, "The assets of Cairn and TMR are a natural strategic fit. Our shareholders benefit from greater scale, increased financial strength and the participation in a large pool of exciting exploration and development drilling opportunities."

         In addition, the companies believe that the merger is expected to provide the following additional strategic benefits:

* Increased cash flow and a strong balance sheet with the financial flexibility to fund the combined company's 1998 and 1999 capital expenditures.

* Expansion of TMR's core area of operations from the Texas and Louisiana onshore Gulf Coast and transition zones to the offshore Outer Continental Shelf of the Gulf of Mexico.

* Provide the combined company with more than 200 prospect opportunities covering approximately 150,000 acres in the Texas and Louisiana onshore Gulf Coast and transition zones to the offshore Outer Continental Shelf of the Gulf of Mexico.

* Combine two technical leaders in the area of 3-D seismic exploration in the Gulf Coast onshore and offshore region with a combined three-year exploration success ratio utilizing 3-D seismic in excess of 70%.

* Increase the inventory of 3-D seismic data of the combined company to over 2,200 square miles of information.

* Provide both companies' shareholders with greater liquidity in their stock, a substantially larger market capitalization and shareholder base.

         TMR is an independent oil and natural gas company engaged in the exploration for and development of oil and natural gas properties utilizing 3-D seismic technology, primarily in south Louisiana and southeast Texas. TMR is headquartered in Houston, Texas.

         Cairn is engaged in the exploration for and the development and production of crude oil and natural gas, principally in the Outer Continental Shelf of the Gulf of Mexico. Cairn also has interests in properties in Pennsylvania, Texas and other onshore areas.

         The merger is subject to certain conditions, including the approval of the shareholders of both companies pursuant to a prospectus and joint proxy statement to be filed with the Securities and Exchange Commission.




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         Statements made in this press release that are forward-looking in nature are intended to be "forward-looking statements" within the meaning of
Section 21E of the Securities Exchange Act of 1934. Such forward-looking statements are intended to be identified by the words "believe", "expect", "anticipate" and similar expressions. Although TMR and Cairn believe that the expectations described in such forward-looking statements are reasonable, the actual results of the combined company could differ materially from those currently anticipated. Factors that could cause results to differ materially include changes in industry conditions and demand and prices of oil and gas, the timing of drilling of new prospects, the ability of TMR to successfully identify and complete current prospects, variation in actual production results from that estimated in existing reserve data, TMR's ability to achieve the strategic benefits described above, the successful integration of Cairn's operations with those of TMR, regulatory changes affecting exploration activities and higher costs associated with drilling. These factors are more fully described in TMR's and Cairn's filings under the Securities Exchange Act of 1934.